HMS HOLDINGS CORP.

Moderator: Bob Holster

11-01-06/9:00 am CT

Confirmation # 9690181

HMS HOLDINGS CORP.

Moderator: Bob Holster

November 1, 2006

9:00 am CT

Operator:	Good morning. My name is (Crystal) and I will be your conference operator today. At this time I would like to welcome everyone to the HMSY Third Quarter Investor conference call.

All lines have been placed on mute to prevent any background noise. After the speakers remarks there will be a question and answer session. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad.

If you would like to withdraw your question press star then the number 2 on your telephone keypad. I would now like to turn the call over to Mr. Bob Holster, Chairman and Chief Executive Office of HMS Holdings Corp. Mr. Holster.

Bob Holster:

Good morning and thank you for joining our third quarter 2006 Investor conference call. This call is open on a listen only basis to individual investors and interested parties. I’m Bob Holster, I’ll be speaking to you this morning along with Tom Archbold our Chief Financial Officer.

HMS HOLDINGS CORP.

Moderator: Bob Holster

11-01-06/9:00 am CT

Confirmation # 9690181

As most of you know this is our first conference call since completing a transaction that was quite transforming for HMS and one of the ways we’re going to mark that transformation is to attempt to make our quarterly investor calls more comprehensive and informative.

In that regard you can find a slide presentation designed to complement the conference call on the Web at www.datanow2.arkadin.com, the Web login is 106191262 and the pin code is 803966, once again the Web login is 106191262 and the pin code is 803966.

We will be making forward-looking statements in the course of this call so please refer to the list of qualifiers included in yesterday evening’s press release and the Safe Harbor statement on slide one of the presentation.

This morning we’ll be discussing third quarter financial performance, we’ll do a refresher on our recent acquisition of the Benefit Solution Practice Area from Public Consulting Group and how it impacts our strategic agenda, we’ll talk about new business closed in the last quarter and additionally we’ll talk about a new report from the U.S. Government Accountability Office, its extremely helpful in understanding market for our services.

Finally we’ll go over our 2007 guidance and then take your questions. To start with Tom Archbold has the challenge of explaining what the numbers underneath the transaction accounting actually imply about the state of our business, Tom?

Tom Archbold:	Thank you Bob and good morning everyone. For those of you who have seen our press release you will notice that we’ve included an EBITDA disclosure for the first time.

HMS HOLDINGS CORP.

Moderator: Bob Holster

11-01-06/9:00 am CT

Confirmation # 9690181

EBITDA is defined as earnings before interest taxes depreciation and amortization and adjusted EBITDA represents EBITDA adjusted for share base compensation.

As summarized in the press release and the conference call slide adjusted EBITDA was $4.6 million for the quarter ended September 30, 2006, an increase of 13.1% over the third quarter of 2005. For the nine months ended September 30, 2006 adjusted EBITDA was $10 million an increase of 52.7% over the nine months ended September 30, 2006.

A year over year revenue growth of 26.9% has resulted in an almost 53% increase in adjusted EBITDA. Later on in the call Bob will again discuss adjusted EBITDA and will provide some FY ’07 guidance.

Management believes the most directly comparable GAAP financial measure to EBITDA is net income and has provided a reconciliation of EBITDA and adjusted EBITDA to net income in the press release and the conference call slide. Please refer to them for a more detailed discussion of EBITDA and adjusted EBITDA.

As we look at the statement of operations for the third quarter ended September 30 HMS Holdings reported revenue of $21.1 million, an increase of $3.7 million or 21% from the prior year third quarter.

Health Management Systems which provides a variety of cost containment and payment accuracy services to government healthcare programs earned revenue of $18.1 million, a $4.7 million or 35% increase over the prior year.

Revenue from contracts obtained with the BSPA acquisition were approximately $3.9 million and were included in HMS results. Exclusive of

HMS HOLDINGS CORP.

Moderator: Bob Holster

11-01-06/9:00 am CT

Confirmation # 9690181

the BSPA acquisition revenue increased $.2 million from the same base of clients reflecting new projects, higher volumes and yields, and a $.6 million increase resulting from new clients.

Revenue from Managed Care Plans of $1.9 million increased $1.6 million over the prior year quarter as revenue from this business really didn’t kick in until the fourth quarter in 2005.

Partially offsetting these increases was a $1.6 million revenue reduction from two expired contracts. You may recall that we lost Ohio and Pennsylvania to BSPA last year. They both had contributed to the extremely strong third quarter in 2005.

RSG which works on behalf of large public voluntarily and for profit hospitals to document services that qualify for reimbursement through Medicare cost reports and other government payment mechanisms earned revenue of $2.4 million a decrease of $1.5 million or 38% from the prior year quarter.

This decrease is reflective of the timing of Medicare cost reporting adjudication which in 2006 has been more weighted to the first half than was the case in 2005. On a year over year basis RSG revenue was unchanged from the prior although the full year is expected to exceed 2005 revenue by 15%.

Total operating expenses for the quarter were $20.6 million an increase of $6.9 million compared to $13.8 million in the prior year’s third quarter. In order to understand the increase in operating expenses there are three top level factors that need to be understood.

HMS HOLDINGS CORP.

Moderator: Bob Holster

11-01-06/9:00 am CT

Confirmation # 9690181

First the current quarter expense included approximately $2.8 million of transaction related amortization expense. We will discuss amortization in a bit more detail later in the call.

Second, quarter expense includes approximately $.5 million associated with the new stock option expense recognized under FAS 123R. Third while the BSPA acquisition was completed on September 13, 2006, it was effective August 31, 2006 and our current quarter results include one month of expenses associated with BSPA.

Compensation expense of $8.9 million increased $2 million from the prior year third quarter. Stock option expense of $.5 million was recognized this quarter as the company adopted FAS 123R effective January 1, 2006.

Excluding the impact of FAS 123R compensation expense increased by 19%. In the quarter ended September 30, 2005 we averaged 387 employees compared to an average 317 employees in the prior year’s second quarter. A head count increase of 22% consistent with the company’s continued growth.

With the BSPA acquisition effective September 1, 2006 we have added 200 employees to our HMS business and our total head count at September 30, 2006 is 579.

Data processing expense of $1.8 million increased $.5 million from the prior year quarter an increase of $.2 million from hardware and software resulted from upgrading our mainframe platform. Additionally approximately $.1 million resulted from disaster recovery enhancements, data communication increases, and pc upgrades.

HMS HOLDINGS CORP.

Moderator: Bob Holster

11-01-06/9:00 am CT

Confirmation # 9690181

Occupancy costs of $1.6 million increased $.4 million principally due to an increased additional rent and associated expenses resulting from our BSPA acquisition and other office expansions.

Direct project costs of $3.3 million were $.4 million more than the prior year’s third quarter. As a percentage of revenue direct costs were 15.5% compared to 16.2% in the prior year. This reduction relative to revenue reflected lower subcontractor participation than previously utilized by both HMS and RSG.

Other operating costs of $2.1 million were $.7 million higher than the prior year’s third quarter. This increase resulted from additional temporary help and consulting expenses, travel expenses, printing, recruiting and staff development expenses. Additionally there was some incremental costs including some travel and legal that didn’t meet the standard for inclusion as deal costs and were expensed.

With regard to income taxes, the company provided $.2 million of tax expenses for the current quarter an effective tax rate of 43%. This rate principally reflects the current liability on the alternative minimum tax system and a deferred tax provision with state taxes being the primary difference between statutory and effective rates.

Effectively our available net operating losses are sheltering our income on a cash basis resulting in our paying cash taxes under the AMT system but the utilization of our NOLs previously recorded as deferred tax assets results in a deferred tax provision. In plain English this means we will not be a significant cash tax payer until mid 2007.

In summary for the quarter ended September 30, 2006 HMS recognized income from continuing operations of $.3 million or one cent per diluted share

HMS HOLDINGS CORP.

Moderator: Bob Holster

11-01-06/9:00 am CT

Confirmation # 9690181

compared to income from continuing operations of $3.8 million or 17 cents per diluted share during the prior year comparable period. The current quarter results of continuing operations includes amortization of acquisition related intangibles of $2.8 million or seven cents per share, stock compensation expense of $.5 million or one cent per share and the return to a full effective tax rates that on a comparative basis decreased income by one cent per share.

Income from discontinued operations net impacts in the quarter ended September 30, 2006 of $.3 million or one cent per diluted share resulted from the early payoff of the Accordis note which I will discuss in a moment resulting in the remaining unamortized discount being recorded as income. This compares to a loss from discontinued operations of $.2 million or one cent per diluted share in the prior year third quarter.

Turning to the balance sheet and looking at our general financial condition you will notice some significant changes since last quarter. With the BSPA acquisition we have now invested a significant portion of our cash and short term investments in the business.

At September 30, 2006 we have $6.6 million of cash compared with $41.1 million of cash and short term investments at December 31, 2006. To fund the BSPA acquisition we utilized $40.8 million of our existing cash and borrowed an additional $40 million on the term loan.

Approximately $24.4 million of the purchase price was in the form of company stock. As a reminder the 1.75 million shares of the company stock issued were only outstanding for one half of one month and future quarterly weighted average share calculations will reflect these shares as outstanding for the full period.

HMS HOLDINGS CORP.

Moderator: Bob Holster

11-01-06/9:00 am CT

Confirmation # 9690181

At September 30, 2006 we had $34 million of debt outstanding from the $40 million term loan originally borrowed to fund the BSPA acquisition. On September 29, 2006 we paid down debt by $6 million when the note receivable from the sale of our former Accordis subsidiary 2005 was paid in full as a result of a change in control of the Accordis Holding Corp.

Our data services agreement with Accordis still remains in effect. The term loan will require us to make quarterly payments $1.7 million. The terms of the BSPA acquisition also provide for a contingent cash payment of up to $15 million as certain revenue targets are met for the 12 months ending June 30, 2007.

At September 30, 2006 our cash and net working capital were $6.6 million and $21.3 million respectively. Although we expected operating cash flows will continue to be the primary source of liquidity for both our operating needs and a contingent BSPA considerations we also have a $25 million revolving credit facility available for future cash flow needs.

The number of days sales outstanding at September 30, 2006 appears to have increased significantly over prior periods. Due to the timing of the BSPA acquisition we have a full quarter of accounts receivable recorded in September 30, 2006 but only one month of revenue in our reported results of operations creating a mismatch the numerator and denominator in the DSO computations.

Excluding BSPA entirely from the computation DSO at September 30, 2006 is approximately 79 days which is an increase of approximately 10 days from last quarter and consistent with our discussion last quarter that we expected to stay below 80 days.

HMS HOLDINGS CORP.

Moderator: Bob Holster

11-01-06/9:00 am CT

Confirmation # 9690181

Through October 31, 2006 we have collected approximately $12.8 million of the $28 million accounts receivable shown on the September 30 balance sheet. Looking at the statement of cash flows for the nine month ended September 30 cash provided by operations was $7.8 million compared to $1.6 million for the prior year period.

The current year periods difference between the $7.8 million of cash provided by operations and net income of $3.3 million is principally due to non cash charges including depreciation and amortization expense of $5 million, stock compensation expense of $1 million and the change in deferred taxes of $2.1 million.

These amounts are partially offset by reduction in accounts payable and accrued expenses of $3.2 million principally due to the timing of payments on capital additions. During the current year period cash used in investing activities was $40.8 million reflecting the purchase of BSPA for $80.8 million in cash which was substantially reduced by $37.5 million in net sales of short term investments to fund the cash consideration of the BSPA acquisition.

In addition $1.9 million was invested in property equipment and software development and deferred financing cost of $.9 million were incurred in connection with the new credit facilities.

We expect full year capital expenditures to approximate $5.5 million for the full year. Cash provided by financing activities of $35.6 million consisted of net proceeds of $40 million from our term loan reduced by the repayment of $6 million on the term loan as a result of the Accordis note being paid off on September 29 and $2.5 million received from option exercise.

HMS HOLDINGS CORP.

Moderator: Bob Holster

11-01-06/9:00 am CT

Confirmation # 9690181

That concludes our review of the financial results and financial position of the company.

Bob Holster:	Thank you Tom. The BSPA transaction touched on by Tom has the effect of significantly accelerating our strategic agenda.

As we’ve described, the total cost of the transaction was 105 million plus a 15 million additional payment that we expect to make in September of 2007.

Only about 24 million of this amount was paid for with equity. The business we acquired has a run rate of approximately 4 million per month of revenue and a contribution margin of almost 40%.

As to how that affects our 2007 performance we’ll talk about a little later. As we think about the transaction, we diluted the company by 7.5% and increased its size by about 70%.

JP Morgan Chase has given us a total credit facility amounting to 65 million of which the 40 million term loan provided a portion of the cash required to close, and the 25 million revolving credit remains in reserve.

We have since the transaction closed paid down $6 million of the term loan and estimate that we’ll pay down in the vicinity of $4 million more by year end.

Tom Archbold:

At this point, I’ll discuss purchase accounting and its impact upon amortization expense. As part of the accounting for the acquisition of the BSPA, we are required to allocate the purchase price to the net assets acquired at fair market value.

HMS HOLDINGS CORP.

Moderator: Bob Holster

11-01-06/9:00 am CT

Confirmation # 9690181

The preliminary allocation of the purchase price is based on estimates of the assets and liabilities acquired in accordance with FAS number 141 Business Combinations.

The allocations may be revised before we finalize 2006 results in our 10-K. Our preliminary allocation of purchase price has resulted in our acquiring approximately 8.3 million of net tangible assets and approximately 31.2 million of the purchase price being allocated to identifiable intangibles including customer relationships, backlog, and software.

The remainder of the purchase price of approximately 65.6 million has been allocated to Goodwill. The identifiable intangible assets are subject to amortization with varying lives.

Goodwill was not amortizable, but does have to be evaluated on an annual basis for impairment.

The identifiable intangible assets have varying lives ranging from several months in the case of backlog to more than five years in the case of customer relationships.

While we have not finalized the allocation process, we have made preliminary estimates of amortization expense based upon our preliminary allocation of the purchase price.

We anticipate that there will be approximately 6.4 million and 4.7 million of intangible amortization in 2006 and 2007 respectively, as a result of the BSPA acquisition, although this is subject to change if we revise our allocation of purchase price.

HMS HOLDINGS CORP.

Moderator: Bob Holster

11-01-06/9:00 am CT

Confirmation # 9690181

Bob Holster:	Thank you Tom. As has been described in earlier conference calls and in one on one meetings with institutional investors, HMS’s multi-year strategic agenda has three components.

Medicaid state agencies, which have been our traditional core and make up the bulk of our revenues today, Medicaid managed care plans, the most rapidly growing part of our business, and finally over the longer term, federal programs.

The BSPA transaction has had the most dramatic effect on the first of these. We now number as clients 39 state Medicaid programs encompassing approximately 90% of Medicaid spending.

The largest program we serve is now New York State, which alone spends $44.5 billion per year on Medicaid.

BSPA brought us 16 offices, most of them in state capitols. I note this because proximity to client decision makers was an important advantage of the BSPA marketing model and facilitated cross selling and scope expansion.

We’ve also picked up approximately 200 subject matter experts in our lines of business and a number of key executives who have already taken on large roles at HMS.

The insurance eligibility databases that drive our coordination of benefits and cost avoidance work for both sets of clients now draw from over 225 data sources versus 160 or fewer in BSPA’s case before the transaction.

HMS HOLDINGS CORP.

Moderator: Bob Holster

11-01-06/9:00 am CT

Confirmation # 9690181

We have many opportunities for cross fertilization both in sales and operations and we’ve entered into a strategic alliance with PCG that effectively gives us larger sales presence in state government.

Our cost containment work with state Medicaid agencies have spawned a number of opportunities that are a natural extension of our coordination of benefits work.

A good example is in the area of medical support enforcement where we will generate approximately 9 million in revenue next year assisting child welfare agencies in enrolling kids under the health insurance plans of their non-custodial parents.

Our contracts cover only about 20% of the 16 million child support case loads across the US. And so this area offers substantial opportunity for continued growth.

In our second area of strategic focus, we continue to add Medicaid HMO plans and are experiencing steady, sequential quarter to quarter growth with $1.9 million in revenue in the third quarter.

In our first full year of offering coordination of benefits services to Medicaid HMOs, our revenue should exceed 7 million and we have the potential to double this business in 2007.

We now have 15 clients that operate in 25 states and cover about 6 million of the roughly 22 million lives covered by Medicaid HMOs.

HMS HOLDINGS CORP.

Moderator: Bob Holster

11-01-06/9:00 am CT

Confirmation # 9690181

For a number of clients, we’re not fully implemented in all of their plans. Said differently, the revenues we’ll be generating in Q4 of 2006 derived from only about 3 million of the total of roughly 22 million lives in Medicaid HMOs.

Federal programs, our third major area of focus, the BSPA transaction brought us a significant presence where heretofore we had had only aspiration.

For the US Department of Veterans Affairs, which spends about $30 billion per year serving 5 million patients, we’re now providing coordination of benefits in all 21 veterans integrated service networks working for 119 of the VA’s 134 facilities.

This work will contribute about approximately 3 million in revenue for us in 2007. Through the BSPA transaction we also take on Medicare recovery and audit pilot projects in New York and Florida.

These projects would use employment data and our insurance eligibility databases to identify and recover from payers to which Medicare is secondary or early stage and will not have a significant revenue impact in 2007.

We’re still securing access to required data and completing process engineering and don’t expect to have a great deal more to report to you for several months.

To the extent that these pilots to ultimately prove successful, we’re hopeful that CMS will extend the program to additional Medicare regions.

Turning to some examples of new business, HMS was successful in winning new work across most of its business lines in the third quarter.

HMS HOLDINGS CORP.

Moderator: Bob Holster

11-01-06/9:00 am CT

Confirmation # 9690181

In Colorado, we signed our first contract to perform data mining for Medicaid DRG errors.

In Maine, we were awarded a contract for third party liability recovery and in Texas for recovery of pharmacy claims.

New Jersey, a client that we’ve served continuously since 1986 has again extended our contract.

In the federal area, our contract with Veterans’ Integrated Service network number nine of the US Department of Veterans’ Affairs was renewed. Los Angeles County has awarded us a contract for identification of previously unknown employer sponsored health insurance for child support cases.

And based on our success with California Blue Cross Medicaid HMO, WellPoint has authorized us to extend our health identification and recovery services to their plans in Connecticut, Ohio and Virginia.

I now want to turn to something a little more related to the administrative and regulatory backdrop against which we operate than to current performance.

Government accountability office, the GAO, released a report on October 17 on Medicaid third party liability.

The report was conducted in response to the senate finance committee’s request for a review of states’ efforts to ensure that Medicaid is the payor of last resort as intended by congress.

HMS HOLDINGS CORP.

Moderator: Bob Holster

11-01-06/9:00 am CT

Confirmation # 9690181

This report makes important reading for anyone who wants to understand from a non-parochial source the dimensions of our opportunity and the circumstances that give rise to the need for our services.

You’ll see on the slide the URL from which the report can be downloaded. In addition, you can download the report from the Health Management Systems homepage at hmsy.com.

The GAO used data from the US census bureau in the states to perform the study. The purpose was to examine the extent to which Medicaid beneficiaries also have private health insurance and to identify any problems faced by the states in ensuring that such insurance is tapped before Medicaid pays a claim.

The GAO determined that an average of 13% of Medicaid beneficiaries also have private health insurance coverage for at least a portion of the year.

That’s primarily employment based coverage. As many of you know, HMS has traditionally based its recovery and market size projections on the conservative assumption that about 5% of Medicaid beneficiaries had other coverage.

The GAO also asks states to report on their top problems in ensuring that Medicaid is the payor of last resort. And no surprise on our part, Medicaid officials reported problems verifying beneficiaries’ private health coverage, for example, because they didn’t have access to private health insurer’s electronic number files.

And problems collecting payments from third parties, because, for example, claims were denied because they weren’t filed within a certain amount of time or third parties simply didn’t acknowledge claims that were submitted, or

HMS HOLDINGS CORP.

Moderator: Bob Holster

11-01-06/9:00 am CT

Confirmation # 9690181

because of restrictions imposed by managed care and health plans such as requiring preauthorizations.

The report concludes that the states need guidance from CMS to help them to comply with the TPL requirements included in the deficit reduction act of 2005 and CMS has concurred with the GAO’s recommendations.

The act had provisions that were designed to address the data access and recovery processing issues, but it was flawed in that it didn’t specify implementation deadlines for state regulation and it left some ambiguity with respect to which entities had to cooperate.

For example, some PBMs, other plan administrators, self-insured plans and managed care organizations contend that the DRA was not meant to apply to them.

What will happen next is that CMS will issue more definitive guidance that the states must implement regulation in this area.

Now, that isn’t going to have an overnight impact on our business, but it does demonstrate how over time the regulatory framework that underpins effective coordination of benefits has strengthened.

We think that state by state, much tougher regulations are going to be implemented over the next several years, and that such regulations will directly benefit our recovery efforts on behalf of Medicaid.

So let’s finish the prepared portion of this presentation by getting back to the numbers. The slide you're looking at if you’ve tuned into the show projects our EBITDA for 2006 and 2007.

HMS HOLDINGS CORP.

Moderator: Bob Holster

11-01-06/9:00 am CT

Confirmation # 9690181

We expect to finish 2006 slightly above 80 million in revenue with EBITDA of approximately 15 million.

Next year, with the full year benefit of the BSPA transaction, we expect to hit or slightly exceed 130 million in revenue and generate EBITDA of about 30 million.

While the comparisons look pretty dramatic, they shouldn’t be too surprising. We’re combining two businesses, adjusting slightly where certain projects might have overlapped, assuming that the roughly 15% growth rates that both businesses have consistently demonstrated will continue.

We don’t see changes in the underlying federal programs that will disturb that growth rate, and while there may be continuing shift of lives from fee for service to HMO settings, we’re now positioned to do coordination of benefits in whichever setting a beneficiary might appear.

The EBITDA comparisons are also not so surprising when you consider that through BSPA, HMS was acquiring the contribution margin of the business without a corresponding proportional increase in G&A or data center spending.

You can do a simple sanity check on our numbers simply by looking at third quarter results. Had we had BSPA for all three months instead of just for September, revenue would have been approximately 7 to 8 million higher.

And those revenues would have an associated contribution margin of 2.5 to 3 million that would have been added to the 4.1 million we actually generated.

HMS HOLDINGS CORP.

Moderator: Bob Holster

11-01-06/9:00 am CT

Confirmation # 9690181

Obviously we can still have quarter to quarter variation, although the overall effect of the larger client and revenue base will be to smooth revenue and earnings.

If you want to think about this from a cash generation standpoint, the 30 million in EBITDA will be reduced by approximately 5 million in CAPEX, by about 2 million in interest and because we won’t be a significant tax payer until the second half, by only about 4 to 5 million in taxes we’re producing cash earnings in the area of 18 to 19 million.

That concludes our formal presentation, and we’re now open to any questions you might have.

Operator:	At this time, I would like to remind everyone, if you would like to ask a question, press star, then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Please hold for your first question. Please hold for your first question. Your first question comes from Whit Mayo with Stephens.

Whit Mayo:	Good morning, everyone. Thanks, Bob, for all the detail and color that you provided this morning. It was very helpful.

Just a couple questions here. I guess kind of first, legacy HMS has always been a little more backend loaded, and obviously BSPA appears to be more front-end loaded.

How do I think about the seasonality between the quarters going forward in terms of revenue and EBITDA?

HMS HOLDINGS CORP.

Moderator: Bob Holster

11-01-06/9:00 am CT

Confirmation # 9690181

Bob Holster:

I think you’re correct in your description of what’s been the case in recent history. We haven’t completed our formal ’07 budgeting process. We expect that the quarter-to-quarter growth is going to be far more steady. I’m not confident any longer you’re going to see the heavy back-end load that you might have come to expect from HMS, and I think the second calendar fourth quarter fiscal weighting that you’ve seen from BSPA is going to smooth out considerably as well.

Whit Mayo:	Okay, so do we think of sort of a trajectory sort of a linear fashion for next year, the second quarter being higher than the first, third being higher than the second and so on?

Bob Holster:	That’s probably a good way to think about it.

Whit Mayo:	Okay and from a profitability standpoint is that sort of how we’ll see things trend as well?

Bob Holster:

Well, because there’s operating leverage in the business given the relatively fixed G&A and IT, even a modest quarterly revenue difference can make a substantial difference in bottom line and so you’ll see EBITDA more weighted to the back half than revenues.

Whit Mayo:

Okay. Tom, you talked a little bit about the tax rate; it was a little higher. You went through a reconciliation. I kind of got lost sort of in the middle of all that. Just kind of going forward, you know, what do you think the tax rate’s going to be in the fourth quarter and for next year? I mean, is a 42% tax rate sort of a good number, or do we need to look a little higher now.

Tom Archbold:	I think if you look at the nine-month numbers, where we are, the effective tax rate of 41.9, so I think 42% is what we’re looking at as an effective tax rate.

HMS HOLDINGS CORP.

Moderator: Bob Holster

11-01-06/9:00 am CT

Confirmation # 9690181

Whit Mayo:	Okay, great. That’s helpful. Tom do you happen to have what the share count was at the end of the third quarter to kind of give us a better idea of what we can expect to see in the fourth quarter?

Tom Archbold:	You’re looking for shares outstanding?

Whit Mayo:	Yeah, the diluted shares at the end of the quarter, or if you happen to have that.

Tom Archbold:

I don’t – the only one I have is on the income statement that would give effect to everything to the outstanding, but the outstanding shares off of the balance sheet as of September 30, are $23.2 million, and then the dilution would be on top of that.

Whit Mayo:

Yeah, okay. I appreciate the commentary on DSO and that was kind of one of my questions. Tom you kind of indicated that you think that you can keep DSOs below I guess 80 days. Is that on a stand-alone HMS basis or are you referring to the new consolidated company?

Tom Archbold:

Well, when we had looked at DSO last time, if you went back two quarters ago, we were disappointed with our performance and DSO had driven up all the way up to almost 99 days, and we had targeted reduction in that and we drove it down to 69 days at the end of Q2, which we felt was a level that was probably not sustainable given our client mix, but what we had targeted at that point was that we would be able to keep HMS under 80 days going forward and we were consistent with that.

HMS HOLDINGS CORP.

Moderator: Bob Holster

11-01-06/9:00 am CT

Confirmation # 9690181

I think you’ll find that the BSPA receivables will behave similarly to ours. I don’t see that there’ll be any increase in the DSOs as a result of the BSPA accounts receivable.

Whit Mayo:

Okay. EBITDA guidance looks to be pretty impressive. The $28 to $30 million number that you’ve guided us to in ’07, does that actually have options expense in that number or is that an adjusted EBITDA number which you add back to the equity column?

Tom Archbold:	That’s an EBITDA number – it’s not the adjusted EBITDA number.

Whit Mayo:	Okay, so if we add back maybe a million or so of options to that, that actually would be on the high-end of maybe $31 million dollar number.

Tom Archbold:

I think if you look with through the nine months this year, we have a million dollars of option expense and we issued a number of options that relate with the deal, so I think the option expense in 2007 will be somewhere between $1.5 and $2 million for the year.

Whit Mayo:

Okay. Are you guys assuming anything in the way of synergies for that EBITDA guidance or is it just kind of folding the two together or how do I kind of think about how you guys have your internal budget?

Bob Holster:

We’re not assuming cost synergies. Our primary focus has been on the client relationships and retaining the knowledge-based resources. We think that cost synergies will eventually come out in the ordinary course of operating the business, but there is no significant cost synergy assumed in 2007. In fact, we’ve assumed the contrary, that we would spend a few million dollars on integration-related activities.

HMS HOLDINGS CORP.

Moderator: Bob Holster

11-01-06/9:00 am CT

Confirmation # 9690181

Whit Mayo:	Meaning, I guess consultants that you’ve hired to sort of help out with the facilitation of integration?

Bob Holster:

Consultants – extending our IT network to encompass the BSPA offices, beefing up a little bit out G&A organization. It doesn’t have to go up proportionally, but it does need to be strengthened to handle the higher load of clients and financial transactions.

Whit Mayo:	Sure. Okay, so intuitively, as we kind of look out maybe to ’08 and just sort of think about it, those costs will fall out?

Bob Holster:

We’re not prepared to say what exactly will fall out, but we do think that as we get to ’08, we’ll see efficiency that you’ll see translate into operating margin as a result of some consolidation of technology and other activities.

Whit Mayo:

Great, and Bob just sort of strategically – can you talk a little bit about the Medicaid HMO business? It seems you guys continue to gain some nice traction in acceleration in your revenue contribution from that standpoint. So, how many HMOs have you – maybe you said this and I missed it, but how many Medicaid HMOs have you signed up to date and where do you think that opportunity is overall over the next few years? I mean obviously we’ll probably see some consolidation among those payers, but sort of how many you’ve identified as potential targets to sell your services to?

Bob Holster:

You know, in future conversations we’re going to probably try to focus the dialogue more on lives than on individual carriers, but I can tell you that we have 15 under contract. They encompass about six million lives of the 22 million. We’re actually probably generating revenue off about three million lives. We anticipate that we’re going to see continued quarter-to-quarter sequential growth for some time to come in this business. If you think about

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the fact that again we’re generating revenue from three million lives and there may be as many as 22 million lives currently enrolled in plans.

Whit Mayo:	Okay. Well, great. Thanks guys. I appreciate it.

Tom Archbold:	Thank you, Whit.

Operator:	As a reminder, if you would like to ask a question, simply press star then the number 1 on your telephone keypad. Your next question comes from Charles Strauzer with CJS Securities.

Charles Strauzer:	Good morning.

Bob Holster:	Hi, Charlie.

Charles Strauzer:

Hi, Bob. A lot of questions have been answered, but just a couple of follow-ups there. Maybe this has been answered still, but if you look at the Medicare (unintelligible), is there any way you can quantify what kind of revenues are coming from that currently? What kind of run rates have been coming from that?

Bob Holster:

Yeah, very little. It really hasn’t entered into history and we’re not projecting it will have significant impact on ’07. Once the project is fully functional, we expect it’ll have a significant positive impact, but you know, that’s yet to be seen and if there is a significant positive impact and if the program rolls out, the real effects will be felt in ’08 more likely than in ’07.

Charles Strauzer:

Got it. And, then you talked a lot about the GAO report in the slide show, and you know, there’s some pretty good, you know, data coming out of that, but one of the points you put in there is that they’re going to take down some of

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the barriers – you know, CMS is going to take down some of the barriers to, you know, further foster, you know, (unintelligible) recovery. Do you think that might open up the door to, you know, new competition down the road on the Medicaid side where historically there hasn’t been a lot of players there.

Bob Holster:

Well, I think there’s always the possibility of competition. You know, the process of lowering the barriers to exchange of data so that the State Medicaid Agencies could do coordination of benefits work is a continuous process that’s been going on for 20 years. The changes in vision in the Deficit Reduction Act that really weren’t effectively implemented, but perhaps will now begin to be effectively implemented merely continue that process.

So, you know, on the one hand, we expect to be the direct beneficiaries because we’re in place and ready to accept data and put it to use as it becomes available. Will there be additional competition? Sure, we always assume that competition will emerge from somewhere, but we expect to be quite formidable ourselves, and aren’t too much focused on it, certainly in our ’07 plan.

Charles Strauzer:

Got it, and that kind of segues into my next question. If you look at the Medicaid Agencies, and you know, when you’ve talked to them now in presenting kind of the combined forces to them, A, you know, what’s kind of been their, you know, early reaction to that, and B, there have been a number of states that have been, you know, kind of doing it themselves that either have used you or (unintelligible) as a back stop or just don’t use anyone else but themselves internally. You know, what do you think the opportunities are there for to get those feats to start moving more towards outsourcing?

Bob Holster:	Well, first we haven’t got significant pushback from the states. You know, the states in general have a real bargain here. We collect about a billion dollars a

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year at our current rate and we save them perhaps one or two times that in addition to the amounts we actually collect and we do it for a very low effective fee. So, we simply haven’t gotten pushback and correct assignment and novation is proceeding at an orderly pace.

Could you just go through the second part of your question again, Charlie?

Charles Strauzer:

Well, I just was saying that, you know, historically when you looked at a lot of things – if you looked at all 50 states, you know, there’s certain states that do their own recovery and don’t use any other outside venders either to help them with that or as a back stop and there’s some states, that, you know, use you as a primary or as a back stop. Do you think now there’s going to be more opportunity, you know, given the GAO report, the combination you have of kind of, you know, best practices from PCG, your superior data mining capabilities with your technology to kind of go after states and say, “Hey, you know, what, these are more compelling keys for outsourcing than every before?”

Bob Holster:

Sure, and I think you’ll see that in two ways. First with respect to the now 11 states that don’t use contractor support, we’re going to be marketing aggressively to them and are hopeful of picking up one or two a year certainly. With respect to the states we presently serve, you know, as you know, with few exceptions, we’re operating as a safety net and not really as a completely outsource function and we’re going to be pressing for scope expansion in all of our state compliance and every year.

In this year in particular that’s embedded by the fact that the differences in service offering between HMS and BSPA create an internal cross-selling opportunity, so that there are new and fresh things to take to our state clients to talk about.

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So, we’re pretty excited about continued scope expansion, and we shouldn’t take from the fact that we’re in 39 states with 90% of the Medicaid program that this is by any means a saturated marketplace.

Charles Strauzer:	Why because the 39 states do not necessarily the primary function there?

Bob Holster:	That’s correct.

Charles Strauzer:

Got it and then just lastly, just touching back on margins and, you know, not really so much on synergies, but if you look at, you know, the consulting model of BSPA versus the more technology model of HMS, but yet you have similar operating margins, do you think that over time as more of maybe some of their recovery clients, you know, migrate onto your data platform, there’s room to just naturally expand those margins there?

Bob Holster:

Well, you know, I think that the two models prove there are different ways to skin a cat, and both have their strengths. I expect that you’ll see the direct presence client-facing model of BSPA imported to the HMS world and I expect you’ll see some of the strong backend billing technology that’s used in the HMS world imported into the BSPA world. So, yeah, there’s significant opportunity there.

Charles Strauzer:	Great, and Tom just timing of when you think you’ll have a real good handle on the amortization of the tangibles and all those, you know, kind of moving pieces?

Tom Archbold:	We’ll think we’ll have that finalized before we file the 10-K.

Charles Strauzer:	Exactly. Thank you very much guys.

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Tom Archbold:	Thanks, Charlie.

Operator:	At this time, there are no further questions. Mr. Holster, are there any closing remarks?

Bob Holster:

Well, I hope that those that tuned into the slide show found it helpful. We’re going to attempt to continue that process in the future quarterly conference calls and we look forward to speaking with you next time or sooner if there’s any news to report. Thank you.

Operator:	Thank you for participating in today’s HMSY Third Quarter Investor Conference Call. You may now disconnect.

END